EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Strata Skin Sciences, Inc. and Subsidiary on Form S-8 (No. 333-XXXX) to be filed on or about March 15, 2017 of our report dated March 13, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016, which report was included in the Annual Report on Form 10-K filed March 13, 2017.

/s/ EISNERAMPER LLP

New York, New York
March 13, 2017